United States
Securities and Exchange Commission
Washington, D.C. 20549

SEC FILE NUMBER
70538
Form 12b-25
CUSIP NUMBER
657107
NOTIFICATION OF LATE FILING

(Check One): [ ]Form 10-K [ ]Form 20-F [x]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

For Period Ended: December 31, 1997.
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:____________________________________

If the notification relatesto a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

Part I - REGISTRANT INFORMATION

National Linen Service Retirement and 401(k) Plan for Eligable Associates
________________________________________________________________________________
Full Name of Registrant

National Service Industries, Inc., Plan Admin.
________________________________________________________________________________

1420 Peachtree Street, N.E.
________________________________________________________________________________
Address of Principal Executive Offices (Street & Number)

Atlanta, GA 30309
________________________________________________________________________________
City, State and Zip

Part II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form ao Form N-SAR, or portion
 [x] thereof, will be filed on or before the fifteenth calander day following the perscribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calander day following the perscribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if aplicable.

Part III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the perscribed time period.

Due to the recordkeeper having insufficient information to complete the discrimination testing, the audit of the plan can not be finalized. Once the information is available, the audit will conclued and the necessary reports will be filed.

Part IV - OTHER INFORMATION

(1) Name and telephone number of the person to contact in regard to this notification

    Brian T Gilligan                (404)                      853-1008
___________________________  ___________________  ______________________________
         (Name)                   (Area code)              (Telephone number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s). [x] yes [ ] no
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] yes [x] no

If so, attach an explination of the anticipated change, both narrativly and quantatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                 National Service Industries, Inc., Plan Admin.
            ______________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


June 30, 1998

/s/ Mark R. Bachmann
Mark R. Bachmann
Vice President, Controller